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                                                                    EXHIBIT 99.4
OMC
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OUTBOARD MARINE CORPORATION                             100 Sea Horse Drive
                                                        Waukegan, Illinois 60085
                                                        Telephone: 847/689-5207
                                                        Facsimile: 847/689-6006
                                                        Voice Mail: 847/689-5519
       HW BOWMAN
 CHAIRMAN OF THE BOARD
       PRESIDENT
CHIEF EXECUTIVE OFFICER

                                     [DATE]

Dear                :

     Outboard Marine Corporation (the "Corporation") recognizes that your contribution to the growth and success of the Corporation has been substantial and desires to assure the Corporation of your continued employment. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

     In order to induce you to remain in the employ of the Corporation, and in consideration of your agreement set forth in paragraph (ii) Section 2 hereof the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Corporation is terminated subsequent to a "Change in Control of the Corporation" (as defined in Section 2 hereof) under the circumstances described below.

     1. TERM OF AGREEMENT. This Agreement will commence on the date hereof and
shall continue in effect until December 31,      , until you reach age 65, or
until your death or Disability, whichever comes first; provided, however, that
commencing on January 1,      , and each January 1 thereafter, the term of this
Agreement shall automatically be renewed for one additional year unless, not later than November 1 of the preceding year, the Corporation shall have given notice that it does not wish to extend this Agreement; and provided, further, that if a Change in Control of the Corporation shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control of the Corporation occurred.

     2. CHANGE IN CONTROL OF THE CORPORATION.

          (i) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control of the Corporation" shall be deemed to have occurred if:

             (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities;

             (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (A), (C), (D) or (E) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

             (C) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than
        (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as herein-above defined) acquires more than 20% of the combined voting power of the Corporation's then outstanding securities;

             (D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation; or

             (E) the Corporation enters into an agreement for the sale or other disposition of all or substantially all of the Corporation's assets or the Corporation otherwise disposes of such assets.

          (ii) For purposes of this Agreement, a "potential Change in Control of the Corporation" shall be deemed to have occurred if

             (A) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;

             (B) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;

             (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 9.5% or more of the combined voting power of the Corporation's then outstanding securities increases his beneficial ownership of such securities, by 5% or more over the percentage so owned by such person on the date hereof; or

             (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control of the Corporation has occurred.

You agree that, subject to the terms and conditions of this Agreement, in the event of a potential Change in Control of the Corporation, you will remain in the employ of the Corporation until the earliest of (i) a date which is six (6) months from the occurrence of such potential Change in Control of the Corporation, (ii) the termination by you of your employment by reason of your death or Disability, as defined in Subsection 3(a), or (iii) the occurrence of a Change in Control of the Corporation.

     3. TERMINATION FOLLOWING A CHANGE IN CONTROL OF THE CORPORATION. If any of the events described in Section 2(i) hereof constituting a Change in Control of the Corporation shall have occurred, you shall be

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entitled to the benefits provided in Section 4(d) hereof upon the termination of your employment during the term of this Agreement unless such termination is (i) because of your death or Disability, (ii) by the Corporation for Cause, (iii) by you other than for Good Reason or (iv) on or after the date that you attain age sixty-five (65). Your entitlement to benefits under any of the Corporation's retirement plans will not adversely affect your rights to receive payments hereunder.

          (a) DISABILITY. If, as a result of your incapacity due to physical or mental illness which in the opinion of a licensed physician renders you incapable of performing your assigned duties with the Corporation, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Corporation may terminate your employment for "Disability."

          (b) CAUSE. Termination by the Corporation of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

          (c) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Corporation of any one or more of the following:

             (i) the assignment to you of duties inconsistent with your present position as Director of Marketing Services of the Corporation or a reduction or alteration in the nature of your position, duties, status or responsibilities from those in effect as of the date hereof;

             (ii) a reduction by the Corporation in your base salary as in effect on the date hereof (without regard to any temporary reduction effected by the Corporation prior to a Change in Control) or as the same shall be increased from time to time ("Base Salary") except for across-the-board temporary salary reductions of 20% or less similarly affecting all senior executives of the Corporation and all senior executives of any person in control of the Corporation;

             (iii) the Corporation's requiring you to be based at a location other than Waukegan, Illinois;

             (iv) the failure by the Corporation to continue in effect any of the Corporation's employee benefit plans, programs, policies, practices or arrangements in which you participate (or substantially equivalent successor or replacement employee benefit plans, programs, policies, practices or arrangements) or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants in such plans, as existed as of the date hereof (or as the same may be increased from time to time);

             (v) the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

             (vi) any purported termination by the Corporation of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below, and for purposes of this Agreement, no such purported termination shall be effective.

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Your right to terminate your employment pursuant to this Section 3 shall not be affected by your incapacity due to physical or mental illness or your participation in the OMC Salary Continuation Program or your receipt of disability payments from OMC. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          (d) Notice of Termination. Any termination by the Corporation for Cause or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (e) Date of Termination. "Date of Termination" shall mean if your employment is terminated for Cause, or for any other reason (other than Disability) the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of any other termination shall not be less than fifteen
     (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is fully resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a Change in Control of the Corporation, as defined in Section 2 hereof, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

          (a) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your Base Salary at the rate in effect at the commencement of any such period, until your employment is terminated pursuant to Section 3(a) hereof. Thereafter, your benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

          (b) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

          (c) If your employment terminates by reason of your death, your benefits shall be determined in accordance with the Corporation's retirement, survivor's benefits, insurance and other applicable programs and plans, then in effect.

          (d) If your employment by the Corporation shall be terminated (i) by the Corporation other than for Cause or Disability or (ii) by you for Good Reason, you shall be entitled to the benefits (the "Severance Payments") provided below:

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             (A) the Corporation shall pay you your full Base Salary through the
        Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder; and

             (B) the Corporation will pay as severance benefits to you, not later than the fifth day following the Date of Termination, a lump sum severance payment, in cash, equal to (1) a fraction, the numerator of which is equal to the lesser of (x) twelve (12) or (y) the number of full and partial months existing between the Date of Termination and your sixty-fifth (65th) birthday and the denominator of which is equal to twelve (12), multiplied by (2) the sum of (x) your annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination, and (y) the amount, if any, of the highest annual amount awarded to you (whether paid, payable or deferred) under the Corporation's Management Incentive Compensation Plan in the five (5) years immediately preceding the Change in Control of the Corporation (or, if greater, such annual amount awarded during the two years following such Change in Control of the Corporation)

          (e) The payments provided for in paragraph (d) above shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (f) The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

          (g) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

     5. SUCCESSORS; BINDING AGREEMENT.

          (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is not such designee, to your estate.

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     6. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Agreement.

     7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

     8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     11. ENTIRE AGREEMENT. This Agreement supersedes any other agreement or understanding between the parties hereto.

     12. EFFECTIVE DATE. This Agreement shall become effective as of the date set forth above. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

                                          Sincerely,

                                          OUTBOARD MARINE

                                          By
                                             -----------------------------------
                                          Name:
                                          Title:

Agreed to this  ___ day
of  _________ , ____

By
   --------------------------------------------------
   Name:
        -------------------------------------------
   Title:
         --------------------------------------------

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                     FIRST AMENDMENT TO SEVERANCE AGREEMENT

     This Amendment to the Severance Agreement is dated as of this   st day of
               ,
between Outboard Marine Corporation, a Delaware corporation (the "Company") and
               , (the "Executive").

     WHEREAS, on                ,      the Corporation and Executive entered
into a Severance Agreement which provided for certain benefits to be payable to the Executive upon a "change in control of the Company"; and

     WHEREAS, Executive continues to be employed by the Company; and

     WHEREAS, the Company and the Executive each desire to amend the Severance Agreement to reduce the "change in control" percent from 30% to 20%.

     NOW THEREFORE, for the mutual promises hereinafter provided and the consideration hereby evidenced, the parties hereto agree as follows:

          1. That Section 2(i)(A) of the Severance Agreement executed as of   th
     day of                ,      between the Company and the Executive is
     hereby amended by changing "thirty percent (30%)" in the Section 2(i)(A) of said Severance Agreement to "twenty percent (20%)".

          2. All other provisions of the Severance Agreement shall be unchanged and remain in full force and effect.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DATES SET OPPOSITE THEIR RESPECTIVE SIGNATURE.

OUTBOARD MARINE CORPORATION

By
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Date
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EXECUTIVE

By
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Date
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                    SECOND AMENDMENT TO SEVERANCE AGREEMENT

     This Amendment to the Severance Agreement (as defined below) is effective
as of the sixth day of                ,      between Outboard Marine
Corporation, a Delaware corporation (the "Corporation") and                ,
(the "Executive").

     WHEREAS, on                ,      the Corporation and Executive entered
into a Severance Agreement which provided for certain benefits to be payable to the Executive upon a "change in control of the Corporation" (as such term is defined in the Severance Agreement);

     WHEREAS, such Severance Agreement was first amended, by mutual consent of the parties, on July 21, 1989 (the Severance Agreement originally entered into by Executive, as amended, shall hereinafter be referred to as the "Severance Agreement");

     WHEREAS, Executive continues to be employed by the Corporation; and

     WHEREAS, the Corporation and the Executive each desire to amend the Severance Agreement to reduce the "change in control" percent from 20% to 15%.

     NOW THEREFORE, for the mutual promises hereinafter provided and the consideration hereby evidenced, the parties hereto agree as follows:

          1. That Section 2 of the Severance Agreement be, and it hereby is, amended, by changing the words and number "twenty percent (20%)" in such
     Section 2(i)(A) of said Severance Agreement to "fifteen percent (15%)".

          2. All other provisions of the Severance Agreement shall be unchanged and remain in full force and effect.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE FIRST DATE SET FORTH ABOVE.

OUTBOARD MARINE CORPORATION

By
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EXECUTIVE

By
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                     THIRD AMENDMENT TO SEVERANCE AGREEMENT

     This Amendment to the Severance Agreement (as defined below) is dated as of
this                between Outboard Marine Corporation, a Delaware corporation
(the "Corporation") and                , (the "Executive").

     WHEREAS, on                ,      the Corporation and Executive entered
into a Severance Agreement which provided for certain benefits to be payable to the Executive upon a "change in control of the Corporation" (as such term is defined in the Severance Agreement);

     WHEREAS, such Severance Agreement was first amended, by mutual consent of
the parties, on                ,      and was amended by mutual consent of the
parties as of                ,      (the Severance Agreement originally entered
into by Executive, as amended, shall hereinafter be referred to as the "Severance Agreement");

     WHEREAS, Executive continues to be employed by the Corporation; and

     WHEREAS, the Corporation and the Executive each desire to amend the Severance Agreement as set forth below.

     NOW THEREFORE, for the mutual promises hereinafter provided and the consideration hereby evidenced, the parties hereto agree as follows:

          1. That Section 2 of the Severance Agreement be, and it hereby is, amended, by deleting the word "hereunder" in the first line of Section 2(i) and inserting therefor the words "under this agreement".

          2. That Section 5 of the Severance Agreement be, and it hereby is, amended, by adding at the beginning of said Section, before Section 5(a) the words: "Provided there has been a Change in control of the Corporation,".

          3. That Section 11 of the Severance Agreement be, and it hereby is, amended, by deleting such Section in its entirety and substituting the following therefor:

             "11. ENTIRE AGREEMENT. This Agreement supersedes any other agreement or understanding between the parties hereto except any agreement covering inventions, writings and confidential information, and any agreement covering non-competitive employment, which Executive may have entered into with the Corporation."

          4. All other provisions of the Severance Agreement shall be unchanged and remain in full force and effect.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE.

OUTBOARD MARINE CORPORATION

By
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EXECUTIVE

By
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